Exhibit 99.2

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION COMPLETES ACQUISITION OF

FOUR HOTELS FROM WYNDHAM INTERNATIONAL, INC.

MCLEAN, VA, August 20, 2004—Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today the acquisition of four hotels consisting of 1,687 rooms from Wyndham International, Inc. (AMEX:WBR) for $227 million, or $134,500 per room, plus customary closing adjustments. The Company financed a portion of the acquisition with a $160 million fixed-rate mortgage provided by JP Morgan Chase Bank. The seven-year loan carries an interest rate of 6.65 percent.

The four-hotel portfolio consists of the 510-room Hilton Parsippany in Parsippany, New Jersey, the 495-room Crowne Plaza Hotel Atlanta-Ravinia in Atlanta, Georgia, the 360-room Wyndham Wind Watch Hotel in Hauppauge, New York and the 322-room Tremont Boston – A Wyndham Historic Hotel in Boston, Massachusetts. Crestline Hotels & Resorts, Inc. will manage the Parsippany Hilton, Crowne Plaza Atlanta-Ravinia and Boston Tremont hotels. The Wyndham Wind Watch Hotel will be converted to the Hyatt Regency Wind Watch Long Island and managed under a contract with Hyatt Hotels.

James L. Francis, Highland’s President and CEO, stated, “We are excited about our purchase of these four assets. This acquisition fits well with our stated strategy of investing in upscale full-service hotels in major urban markets with high barriers to entry. This portfolio will be a great addition to our balance sheet and we believe its long-term performance will benefit from our renovation and repositioning efforts, as well as from improving lodging trends within these markets.”

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

The Company plans to invest an additional $25 million to renovate, re-brand or reposition these assets, including approximately $10 million, or $28,000 per room, to upgrade the Wind Watch hotel to the Hyatt Regency brand, approximately $6 million, or $18,600 per room, to reposition the Tremont Boston hotel, approximately $7 million, or $14,100 per room to renovate and reposition the Crowne Plaza Atlanta-Ravinia hotel and the remaining $2 million, or $3,900 per room, to enhance the Hilton Parsippany hotel.

About the Hotels

Hilton Parsippany

The 510-room Hilton Parsippany hotel is situated within a business campus setting that includes offices for such companies as General Motors, Philip Morris/Kraft, Deloitte & Touche, ADP and Tiffany Corporation, and is located approximately 25 miles from Newark International Airport. Recently renovated in 2001, the property contains 30,000 square feet of flexible meeting space and two on-site restaurants, including a Ruth’s Chris Steak House. Other facilities and amenities include a modern fitness center, two pools, two tennis courts, a basketball court, an on-site business center, guest room high-speed internet access and a free shuttle to the local companies within the business complex.

Crowne Plaza Hotel Atlanta-Ravinia

The 495-room Crowne Plaza Hotel Atlanta-Ravinia is situated in the heart of Atlanta’s Perimeter Center business district, conveniently located in proximity to several Fortune 500 companies and minutes from downtown, Buckhead and Atlanta’s

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

professional sports complexes. In addition, the hotel is easily accessible from Atlanta’s Hartsfield International Airport via the city’s MARTA mass transportation system. The property features 33,000 square feet of flexible meeting space and two on-site restaurants, including Atlanta’s only four diamond Italian restaurant, LaGrotta. Other hotel amenities include an indoor pool, high-speed internet access, a fitness center, limousine service and complimentary parking. Highland Hospitality plans to invest an additional $7 million to renovate and upgrade the guestrooms, meeting facilities, lobby, lounge and other common areas.

Hyatt Regency Wind Watch Long Island

The 360-room Hyatt Regency Wind Watch Long Island is located in Hauppauge, in the heart of New York’s Long Island, and approximately 50 miles from Manhattan. The property caters to both business and leisure demand with approximately 18,000 square feet of flexible meeting space and a resort-like setting, including access to the adjacent Hamlet Wind Watch Golf & Country Club. Other amenities provided by the hotel include indoor and outdoor pool facilities, a health club and state-of-the-art meeting facilities providing wireless internet connections. Highland Hospitality plans to invest $10 million to renovate and upgrade the guestrooms, meeting facilities, restaurant and other common areas according to the Hyatt Regency brand standards. The newly flagged Hyatt hotel will be the only Hyatt-branded hotel on Long Island.

Tremont Boston Hotel

The 322-room Tremont Boston Hotel is situated in downtown Boston in the heart of the city’s Theatre District. The hotel is centrally located near Boston’s financial

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

district and government center, and only blocks away from Boston Common, Newbury Street, Faneuil Hall Marketplace and the Back Bay. The city’s underground transportation system is located directly across the street and provides convenient access to such attractions as Fenway Park and the Fleet Center. Highland Hospitality plans to invest an additional $6 million to reposition the hotel and upgrade the guestrooms, lobby and other common areas.

About the Company

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. With the acquisition of these four hotels, the company now owns 14 hotel properties with an aggregate of 4,168 rooms in eight states. Additional information can be found on the company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “ may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.